Exhibit 99.1

Neustar Reports Results for Second Quarter 2014

STERLING, VA, July 23, 2014 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services and analytics, today announced results for the quarter ended June 30, 2014, and reaffirmed its guidance for 2014.
Results for Second Quarter 2014 Compared to Second Quarter 2013

•	Revenue increased 8% to $237.5 million

•	Revenue from Marketing Services increased 19% to $35.0 million

•	Revenue from Security Services increased 28% to $34.4 million

•	Net income decreased 15% to $36.8 million

•	Net income per share decreased 6% to $0.61
Non-GAAP Results for Second Quarter 2014 Compared to Second Quarter 2013

•	Adjusted net income increased 1% to $57.6 million, representing a 24% margin

•	Adjusted net income per share increased 12% to $0.95
“In the second quarter, we continued to build on and strengthen our position in attractive, high-growth markets in the Information Services and Analytics space,” said Lisa Hook, Neustar’s President and Chief Executive Officer.  “This quarter's results reflect the ongoing benefits of a thoughtful strategy, disciplined investments and focused execution.  We are confident that we will sustain our momentum and drive value for our shareholders going forward.”
Paul Lalljie, Neustar’s Chief Financial Officer, added, “Our Information Services business continues to deliver strong results.  In particular, our Marketing and Security Services, when combined, delivered year-over-year revenue growth of 23% and are approaching one-third of total revenue.  Led by this strong momentum, we are confident in our outlook for the year. While we are reaffirming our full-year revenue and adjusted net income guidance, we will be targeting the top end of the revenue range.”
Discussion of Second Quarter Results
Revenue totaled $237.5 million, an 8% increase from $220.4 million in 2013. Marketing Services revenue of $35.0 million grew 19% driven by higher demand for the company's workflow solutions. Security Services revenue of $34.4 million increased 28% driven by revenue from the acquisition of .CO Internet S.A.S. and increased demand for DDoS protection services. NPAC Services revenue of $118.7 million grew 6% driven by an increase in the fixed fee established under the contracts to provide local number portability services. Data Services revenue of $49.4 million declined 6% due to lower revenue from caller identification services and common short codes.
Operating expense totaled $172.7 million, a 19% increase from $145.6 million in the second quarter of 2013. This $27.1 million increase was primarily driven by the addition of $11.9 million in operating expense from the company’s recent acquisitions, as it continues to diversify and strengthen its information services and analytics portfolio. Of the remaining $15.2 million increase, personnel and personnel-related expense increased $3.5 million driven by additional stock-based compensation. In addition, costs related to information technology and systems increased $3.4 million, and professional and marketing expenses associated with the NPAC vendor selection process increased $3.3 million.
As of June 30, 2014, cash and cash equivalents totaled $245.9 million, compared to $223.3 million as of December 31, 2013. At June 30, 2014, the company's outstanding debt under its term facilities and 4.5% senior notes was $787.3 million. During the second quarter, the company closed on the acquisition of .CO Internet S.A.S. for total cash consideration of $106.8 million, after taking into account cash acquired of $6.9 million. In addition, the company purchased approximately 3.7 million shares at an average price of $26.48 per share, for approximately $99.1 million.
Business Outlook for 2014
The company reaffirmed its revenue and adjusted net income guidance provided on January 29, 2014:

•	Revenue to range from $945 million to $970 million, or growth of 5% to 8%

•	Adjusted net income to range from $233 million to $243 million, or flat to 4% growth, and on a per share basis $3.88 to $4.05, or growth of 10% to 15%
Conference Call
As announced on July 9, 2014, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 888-811-5455 (international callers dial 913-312-0649) and entering PIN 9179366.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Wednesday, July 30, 2014 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering replay PIN 9179366, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. This supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures; these non-GAAP measures may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services and data analytics, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations and, beliefs about its future business results, such as its guidance regarding future results of operations.  The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions.  Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements.  The company cannot assure you that its expectations will be achieved or that any deviations will not be material.  Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.
These potential risks and uncertainties include, among others, general economic conditions in the regions and industries in which the company operates; the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to the company's operations resulting from network disruptions, security breaches or other events, an inability to obtain high quality data on favorable terms or otherwise, modifications to or terminations of its material contracts, the financial covenants in the company's secured credit facility and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the effectiveness of the company's restructuring initiatives in improving efficiencies; the company's ability to successfully identify and complete acquisitions and integrate and support the operations of businesses the company acquires; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; business, regulatory and statutory changes related to the communications and Internet industries; and the impacts on the company of any litigation, arbitration, investigation or other similar proceeding.  More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's most recent Annual Report on Form 10-K and subsequent periodic and current reports.  All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
	(unaudited)
Revenue	$220,350	$237,457	$436,766	$467,354
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	50,219	60,844	99,516	119,455
Sales and marketing	41,955	48,637	84,215	98,628
Research and development	7,616	6,932	15,100	13,991
General and administrative	21,124	26,008	43,006	52,299
Depreciation and amortization	24,690	30,086	49,355	57,726
Restructuring charges	—	200	2	5,166
	145,604	172,707	291,194	347,265
Income from operations	74,746	64,750	145,572	120,089
Other (expense) income:
Interest and other expense	(5,793)	(7,270)	(23,355)	(13,267)
Interest and other income	87	163	228	258
Income before income taxes	69,040	57,643	122,445	107,080
Provision for income taxes	25,642	20,796	45,283	38,550
Net income	$43,398	$36,847	$77,162	$68,530
Net income per share:
Basic	$0.66	$0.62	$1.17	$1.14
Diluted	$0.65	$0.61	$1.15	$1.11
Weighted average common shares outstanding:
Basic	65,531	58,973	65,855	60,100
Diluted	66,990	60,388	67,301	61,539

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2013	June 30, 2014
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$223,309	$245,852
Restricted cash	1,858	2,249
Accounts receivable, net	152,821	152,204
Unbilled receivables	10,790	9,269
Notes receivable	1,008	—
Prepaid expenses and other current assets	23,914	23,078
Deferred costs	6,324	6,807
Income taxes receivable	7,341	—
Deferred tax assets	8,380	11,714
Total current assets	435,745	451,173
Property and equipment, net	124,285	142,718
Goodwill	641,663	685,644
Intangible assets, net	275,141	334,875
Other assets, long-term	28,704	27,710
Total assets	$1,505,538	$1,642,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,620	$11,009
Accrued expenses	94,457	80,288
Income taxes payable	—	8,305
Deferred revenue	54,004	63,129
Notes payable	7,972	7,972
Capital lease obligations	1,894	2,058
Other liabilities	3,580	3,907
Total current liabilities	171,527	176,668
Deferred revenue, long-term	12,061	15,198
Notes payable, long-term	608,292	779,306
Capital lease obligations, long-term	2,419	4,164
Deferred tax liabilities, long-term	80,395	63,593
Other liabilities, long-term	41,270	59,513
Total liabilities	915,964	1,098,442
Stockholders’ equity:
Common stock	87	83
Additional paid-in capital	602,796	634,869
Treasury stock	(893,852)	(899,205)
Accumulated other comprehensive loss	(797)	(865)
Retained earnings	881,340	808,796
Total stockholders’ equity	589,574	543,678
Total liabilities and stockholders’ equity	$1,505,538	$1,642,120

Reconciliation of Non-GAAP Financial Measures
In this press release and in other public statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below is the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure. This reconciliation should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.

Reconciliation of Net Income to Adjusted Net Income
The following is a reconciliation of net income to adjusted net income for the three and six months ended June 30, 2013 and 2014 and the year ending December 31, 2014. Management believes that this measure enhances investors' understanding of the company's financial performance and the comparability of the company's operating results to prior periods, as well as against the performance of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ending December 31,
	2013	2014	2013	2014	2014 (1)
	(in thousands, except per share data) (unaudited)
Revenue	$220,350	$237,457	$436,766	$467,354	$957,500

Net income	$43,398	$36,847	$77,162	$68,530	$150,000
Add: Stock-based compensation	9,055	15,559	18,012	27,285	63,000
Add: Amortization of acquired intangible assets	12,377	15,985	24,749	30,051	61,000
Add: Loss on debt modification and extinguishment (2)	—	—	10,886	—	—
Add: Restructuring charges (3)	—	200	2	5,166	12,000
Add: Acquisition-related costs (4)	—	799	—	2,379	2,000
Less: Adjustment for provision for income taxes (5)	(7,960)	(11,741)	(19,839)	(23,358)	(50,000)
Adjusted net income	$56,870	$57,649	$110,972	$110,053	$238,000
Adjusted net income margin (6)	26%	24%	25%	24%	25%
Adjusted net income per diluted share	$0.85	$0.95	$1.65	$1.79	$3.97
Weighted average shares outstanding - diluted	66,990	60,388	67,301	61,539	60,000

(1)	The amounts expressed in this column are current estimates of the results for the full year as of the date of this press release. This reconciliation is based on the midpoint of the revenue guidance.

(2)	Amount represents loss on debt modification and extinguishment related to the refinancing of the company’s 2011 credit facility in the first quarter of 2013.

(3)	Amount represents restructuring charges related to the termination or relocation of certain employees and the reduction in or closure of leased facilities.

(4)	Amounts represent costs incurred by the company in connection with completed acquisitions.

(5)
Adjustment reflects the estimated tax effect of tax-deductible adjustments for stock-based compensation expense, amortization of acquired intangible assets, loss on debt modification and extinguishment, restructuring charges and acquisition-related costs, based on the effective tax rate for the applicable period.

(6)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Relations Contact Nicole Nolte (571) 434-5323 Nicole.Nolte@neustar.biz